Exhibit 99.1
For Immediate Release
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com
SS&C Announces Full Redemption of 11 3/4% Senior Subordinated Notes and
New $125 Million Senior Secured Credit Facility
WINDSOR, CT — November 18, 2011 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of financial services software and software-enabled services, today announced that its subsidiary, SS&C Technologies, Inc., has issued a notice of redemption for all $66,625,000 of the outstanding principal amount of its 11 3/4% Senior Subordinated Notes due 2013, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest on such amount to, but excluding, December 19, 2011, the redemption date. Interest on the notes will cease to accrue on and after December 19, 2011. The redemption is being funded with existing cash resources.
A Notice of Redemption is being distributed by Wells Fargo Bank, the trustee for the notes, to the registered holders of the notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Wells Fargo Bank by calling 800-344-5128, option 0.
Senior Credit Facility Commitment Letter
SS&C also announced today that SS&C Technologies, Inc. entered into a commitment letter for a new $125 million senior secured revolving credit facility (the “Senior Credit Facility”) with Bank of America, N.A.
The Senior Credit Facility, if consummated, would replace the Company’s existing senior secured credit facility. The Company intends to use the Senior Credit Facility for working capital and other general corporate purposes. The commitment of Bank of America, N.A. under the commitment letter is subject to customary conditions, including the absence of a material adverse change in the business of the Company and its subsidiaries, taken as a whole, since December 31, 2010. The commitment of Bank of America, N.A. will expire on December 31, 2011 unless the Senior Credit Facility is executed on or prior thereto.

About SS&C Technologies
SS&C is a leader in the delivery of investment and financial management software and related services focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. More than 5,000 financial services organizations, from the world’s largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.
Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.
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Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, the redemption of the remaining outstanding principal amount of our 11 3/4% Senior Subordinated Notes due 2013 and our entry into the Senior Credit Facility. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s publicly available filings with the Securities and Exchange Commission. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.